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                                                                    EXHIBIT 5.01

                                TANNER PROPP, LLP
                                 99 PARK AVENUE
                            NEW YORK, NEW YORK 10016



                               Tel (212) 476-0700
                               Fax (212) 687-0056

LESTER J. TANNER
     PARTNER
WRITER'S DIRECT DIAL
  (212) 476-0710
                                                              September 29, 2000



MFC Development Corp.
271 North Avenue
New Rochelle,. NY 10801

Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ 07016

                                    Re:     MFC DEVELOPMENT CORP.

Gentlemen and Ladies:

         This letter is written in connection with the General Form For Registration (Form 10) of the Common Stock, Par Value $.001 per share ("Common Stock") of MFC Development Corp., a Delaware corporation ("MFC" or the "Company"). We have sent you under separate cover documents relating to MFC including a copy of Form 10, Exhibit 3.01 Amended Certificate of Incorporation of the Company and Exhibit 3.03 Amended By-Laws of the Company.

         Registrar and Transfer Company is also the Transfer Agent for FRM Nexus, Inc., a Delaware corporation ("FRM Corp.") which is presently the owner of 1,800,000 shares of Common Stock of MFC constituting all of the issued and outstanding shares of MFC. FRM Corp. presently has a total of 1,800,000 shares of common stock, par value $.10 per share ("FRM common stock") issued and outstanding.

         The Boards of Directors of FRM Corp. and MFC have adopted resolutions to distribute on November 30, 2000 ( if that be the effective date of MFC's Form 10 Registration pursuant to Section 12(g) of the Securities Exchange Act of
1934) to its shareholders as of the close of business on
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                                TANNER PROPP, LLP


MFC Development Corp.
Registrar & Transfer Company
September 29, 2000
page 2

November 1, 2000 (the "record date") one share of MFC Common Stock for each one share of FRM common stock owned by the shareholders of FRM Corp. The mailing of the stock certificates of MFC to the shareholders of FRM Corp. will be accompanied by a copy of MFC's Form 10 in the form as amended prior to its effective date. Thereafter the persons who were the shareholders of FRM Corp. on the record date together will own 1,800,000 shares of each of FRM Corp. and MFC. FRM Corp. will then not own any shares of MFC nor will MFC own any shares of FRM Corp.

         MFC has been a wholly owned subsidiary of FRM Corp. since November 17, 1993. The shareholders of FRM Corp. are not providing any consideration for the MFC Common Stock they will receive pro-rata to their ownership of FRM Corp. common stock. The Form 10 provides adequate information about the distribution and about MFC including the separate businesses to be conducted in the future by the separate management and employees of each of FRM Corp. and MFC.

         In our opinion the MFC Common Stock to be distributed upon the effective date of MFC's Form 10 Registration is not required to be registered under the Securities Act of 1933, as amended because the distribution is an exempted transaction under Sections 4(1) and 4(2) of the Act.

         In our opinion, the 1,800,000 shares of MFC Common Stock are duly authorized, validly issued, fully paid and non-assessable shares of MFC Common Stock and when distributed by FRM Corp. as set forth herein will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of MFC legally owned by the persons who were the shareholders of FRM Corp.
on the record date.

                                                            Very truly yours,


                                                            /s/ Tanner Propp LLP